Legend Oil and Gas, Ltd. 8-K

Exhibit 99.1

LEGEND OIL AND GAS LTD. (LOGL) Acquiring Maxxon Energy in Equity Purchase

Alpharetta, Georgia. –February 25, 2015- Legend Oil and Gas Ltd. (OTC Markets: LOGL) (“Legend”, the “Company”) is pleased to announce that it has entered into a nonbinding letter of intent (LOI) with Black Diamond Energy Holdings, LLC (dba Maxxon Energy and related companies- together Maxxon), to purchase 100% of its limited liability company membership interests.

The purchase price to be paid is $4.354 million, with an initial payment of $1.5 million at closing, and the balance of the purchase price being payable pursuant to a secured promissory note in the principal amount of $2,854,000 due on the first anniversary date of closing, together with five (5%) percent interest per annum. The note will be secured by certain assets of the acquired combined entities. The original founders of Maxxon will also receive newly created Legend perpetual convertible preferred stock with a value of approximately $260,000.

Maxxon was founded in 2012 and has grown from zero revenue to over $10 million in 2014 revenue (unaudited). Maxxon is a last mile trucking company in North Dakota (The Bakken), transporting oil for various companies, many of which are some of the largest oil producing operators in North Dakota. Its customers include Statoil, Northern Tier Energy (Western Refineries) and Bridger Trading Group.

Maxxon’s unaudited net income and EBITDA of over $1.5 million for the year ended December 31, 2014, currently has no debt and as of the same year end had (unaudited) approximately $6 million in total assets (which include cash, receivables and the depreciated value of its rolling stock).

Maxxon began operations in 2012 with six (6) trucks and as of 2015 owns 13 trucks, with additional leases of seven (7) trucks, for a current operational fleet of 20 trucks. The combined Maxxon-Legend management team expects that by June 30, 2015, subsequent to closing of the acquisition by Legend, total trucks in operation will be between 25 to 30 trucks owned and/or operated.

Based on internal forecasts, Al Valentin, Maxxon CEO and founder, indicates that “2015 is growing substantially in all metrics organically, with improvements expected with assistance by the Legend management team and its philosophy of making the appropriate investments in infrastructure to allow that continuing growth to occur. This transaction is exactly what we have been looking for-- to grow the company and build long-term sustainability.” Valentin further states that “both Andy Reckles, Legend CEO, and Warren Binderman, Legend CFO, will become an integral part of making Maxxon and Legend together, more synergistic, working alongside us to enhance value for company-wide stakeholders.”

Binderman notes that “this deal is the result of great cooperation between the soon to be combined companies, and the efficiencies that will enhance stakeholder value.” Binderman further states that “in working through the mechanics of the acquisition, Al and his management team have shown themselves to be excellent operators who know how to build a business producing significant returns on investment. We are looking forward to working closely with all parties as we integrate into one company.”

Reckles states that “we at Legend couldn’t be more excited about the possible acquisition of Maxxon Energy. Al has proven that he is an excellent manager and knows exactly how to grow a business. We are only too happy to make Maxxon a part of the Legend family and are looking forward to growing our oil field services segment around the Maxxon platform.” ….

The LOI is nonbinding and the parties are conducting diligence and working toward a definitive purchase agreement which they hope to sign and close upon in approximately 30 to 45 days. As a result of the nonbinding nature of the LOI, there is currently no assurance that Legend will complete its purchase of 100% of the equity interests of Maxxon.

About Legend Oil and Gas Ltd.

Legend Oil and Gas Ltd. is a managed risk, oil and gas exploration/exploitation, development and production company with activities currently focused on leases in southeastern Kansas and Oklahoma.

Forward-looking Statements:

This press release contains forward-looking statements concerning future events and the Company’s growth and business strategy. Words such as “expects,” “will,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. Forward looking statements in this press release include statements about our drilling development program. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the timing and results of our 2015 drilling and development plan. Additional factors include increased expenses or unanticipated difficulties in drilling wells, actual production being less than our development tests, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with oil and gas operations in the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarter ended September 30, 2014. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.